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Navient reelects board at annual shareholder meeting
Board recognizes 21-year service of director Diane Suitt Gilleland

WILMINGTON, Del., May 24, 2018— Navient today held its 2018 Annual Meeting of Shareholders in Wilmington, Del. Shareholders voted to reelect the nine nominees to serve as directors for one-year terms.

The directors are Chairman Bill Diefenderfer III, Anna Escobedo Cabral, Katherine Lehman, Linda Mills, Jack Remondi, Jane Thompson, Laura Unger, Barry Williams and David Yowan.

Director Diane Suitt Gilleland retired at the annual meeting. Gilleland has served on the board since 1997, appointed by U.S. President Bill Clinton when the company was a government-sponsored enterprise. Since then, she has been integral to the company’s transformation, including privatization in 2004 and the creation of Navient in 2014. Her distinguished career in higher education also includes leadership positions at the Arkansas Department of Higher Education, the American Council on Education, the Institute for Higher Education Policy and the Illinois Board of Higher Education. She is currently an adjunct professor at the University of Arkansas in Little Rock.

“For more than two decades Diane has provided invaluable leadership for our company and the industry,” said Jack Remondi, president and CEO, Navient. “Her experience in higher education and dedication to helping Americans navigate an ever-changing federal student loan program has greatly distinguished our company.”

“Diane is a pioneer on the frontier of higher education finance,” added William Diefenderfer, chairman of the board. “She has great experience and expertise, and an incredible heart for helping people on a path to financial success.”

John Adams Jr. also completed his term with the board. He has served on the board since November 2014.

Today, five of the nine directors are women, representing 55 percent of the company’s board. The company has attracted nationwide recognition for gender parity on its board from 2020 Women on Boards, the Women's Forum of New York, The Forum of Executive Women and the New York Stock Exchange Governance Services.

Shareholders voted in accordance with the recommendations of the company’s board of directors on each of the four proposals at the meeting. Represented by proxy or present in person at the meeting were 92 percent of the company's total shares outstanding.

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About Navient
Navient (Nasdaq: NAVI) is a leading provider of asset management and business processing solutions for education, health care and government clients at the federal, state and local levels. The company helps its clients and millions of Americans achieve financial success through services and support. Headquartered in Wilmington, Delaware, Navient also employs team members in western New York, northeastern Pennsylvania, Indiana, Tennessee, Texas, Virginia, Wisconsin, California and other locations. Learn more at navient.com.

Contact:

Media: Nikki Lavoie, 302-283-4057, nikki.lavoie@navient.com

Investors: Joe Fisher, 302-283-4075, joe.fisher@navient.com

Customers: 888-272-5543

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